Exhibit 99.1

Masimo Reports First Quarter 2013 Financial Results

Q1 2013 Highlights (compared to Q1 2012):

¡ Total revenue, including royalties, rose 14% to $135.9 million

¡ Product revenue rose 15% to $128.6 million

¡ Masimo rainbow revenue rose 24% to $10.5 million

¡ Masimo SET® and Masimo rainbow® SET unit shipments rose 19% to 39,500

¡ Net income rose to $16.4 million, with EPS of $0.28 versus $0.27 in the year-ago period

Irvine, California, May 2, 2013 – Masimo (NASDAQ: MASI) today announced its financial results for the first quarter ended March 30, 2013.

Masimo’s total first quarter revenue, including royalties, rose 14% to $135.9 million, compared to $119.2 million for the first quarter of 2012. First quarter 2013 product revenue rose 15% to $128.6 million, compared to $112.2 million for the first quarter of 2012. The company’s worldwide direct product revenue grew 13% in the first quarter of 2013 and represented 84% of product revenue. OEM sales, which accounted for 16% of product revenue, rose 26% compared to the same period in 2012. Revenue from sales of Masimo rainbow products rose 24% to $10.5 million in the first quarter, compared to $8.5 million for the first quarter of 2012.

Net income for the first quarter of 2013 was $16.4 million, or $0.28 per diluted share, compared to net income of $15.8 million, or $0.27 per diluted share, in the first quarter of 2012. First quarter 2013 earnings per share were reduced by approximately $0.03 due to non-operating expenses primarily related to realized and unrealized net losses on foreign currency denominated transactions due to the strengthening of the U.S. dollar against the Japanese yen.

During the first quarter, the company shipped approximately 39,500 Masimo SET pulse oximetry and Masimo rainbow SET Pulse CO-Oximetry units, excluding handheld units, up 19% compared to approximately 33,300 in the same prior-year period. Masimo estimates its worldwide installed base as of March 30, 2013 to be 1,117,000 units, up 11% from 1,005,000 units as of March 31, 2012.

Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “Masimo is off to a solid start in 2013, with product revenue up 15%, fueled by a 14% rise in our core SET Pulse Oximetry business and a 24% rise in sales of rainbow SET Pulse CO-Oximetry and other rainbow related products. The 19% increase in driver shipments in the quarter further underscores the growing demand for our superior technology in hospitals and alternate care settings worldwide. In addition, we took advantage of strong cash flows in the quarter to repurchase 778,000 shares of Masimo common stock, demonstrating our confidence in the company’s strategy, business model and future growth prospects.”

As of March 30, 2013, Masimo’s cash and cash equivalents were $81.6 million, compared to $71.6 million as of December 29, 2012. The change reflects primarily net cash generated from operations, offset by $12.4 million in cash used to repurchase approximately 778,000 shares of Masimo common stock.

Conference Call

Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. A live webcast of the conference call will be available online from the investor relations page of the company’s corporate website at www.masimo.com. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 758-3929 for international callers. The reservation code for both dial-in numbers is 32475273. After the live webcast, the call will be available on Masimo’s website through June 2, 2013. In addition, a telephonic replay of the call will be available through May 16, 2013. The replay dial-in numbers are (800) 585-8367 for domestic callers and +1 (855) 859-2056 for international callers. Please use reservation code 32475273.

About Masimo

Masimo (NASDAQ: MASI) is the global leader in innovative noninvasive monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies have shown that Masimo SET® outperforms other pulse oximetry technologies, even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced rainbow SET® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously required invasive procedures, including total hemoglobin (SpHb®), oxygen content (SpOCTM), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and Pleth Variability Index (PVI®), in addition to SpO2, pulse rate, and perfusion index (PI). In 2008, Masimo introduced Patient SafetyNet™, a remote monitoring and wireless clinician notification system designed to help hospitals avoid preventable deaths and injuries associated with failure to rescue events. In 2009, Masimo introduced rainbow® Acoustic MonitoringTM, the first-ever noninvasive and continuous monitoring of acoustic respiration rate (RRa™). Masimo’s rainbow® SET® technology platform offers a breakthrough in patient safety by helping clinicians detect life-threatening conditions and helping guide treatment options. In 2010, Masimo acquired SEDLine®, a pioneer in the development of innovative brain function monitoring technology and devices. And in 2012, Masimo acquired the assets of Spire Semiconductor, LLC, a maker of advanced light emitting diode (LED) and other advanced component-level technologies; and PHASEIN AB, a developer and manufacturer of ultra-compact mainstream and sidestream capnography, multigas analyzers, and handheld capnometry solutions. Masimo SET® and Masimo rainbow® SET® technologies also can be found in over 100 multiparameter patient monitors from over 50 medical device manufacturers around the world. Founded in 1989, Masimo has the mission of “Improving Patient Outcome and Reducing Cost of Care … by Taking Noninvasive Monitoring to New Sites and Applications®.” Additional information about Masimo and its products may be found at www.masimo.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies; and demand for our technologies. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET and Masimo rainbow SET products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the impact of the decline in the worldwide credit markets on us and our customers; the integration of acquisitions; the amount and type of equity awards that we may grant to employees and service providers in the future; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Investor Contact: Sheree Aronson	Media Contact: Mike Drummond
(949) 297-7043	(949) 297-7434
saronson@masimo.com	mdrummond@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care… by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpOC, SpCO, SpMet, PVI, Rainbow Acoustic Monitoring, RRa, Radical-7, Rad-87, Rad-57,Rad-8, Rad-5,Pulse CO-Oximetry, Pulse CO-Oximeter, and SEDLine are trademarks or registered trademarks of Masimo Corporation.

MASIMO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited) (in thousands)

	March 30, 2013	December 29, 2012
ASSETS
Current assets
Cash and cash equivalents	$81,575	$71,554
Accounts receivable, net of allowance for doubtful accounts	67,835	67,911
Royalties receivable	7,200	7,130
Inventories	48,462	47,358
Prepaid expenses	7,479	8,587
Deferred tax assets	12,879	12,911
Other current assets	3,105	3,896

Total current assets	228,535	219,347
Deferred cost of goods sold	54,823	52,103
Property and equipment, net	23,910	23,924
Intangible assets, net	27,767	27,363
Goodwill	22,789	22,824
Deferred tax assets	22,344	22,363
Other assets	7,659	8,022

Total assets	$387,827	$375,946

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$30,876	$27,033
Accrued compensation	21,460	25,021
Accrued liabilities	19,882	16,648
Income taxes payable	3,431	1,504
Deferred revenue	20,501	19,278
Current portion of capital lease obligations	114	55

Total current liabilities	96,264	89,539
Deferred revenue	454	576
Capital lease obligations, less current portion	239	60
Other liabilities	10,303	10,103

Total liabilities	107,260	100,278
Equity
Masimo Corporation stockholders’ equity:
Common stock	57	57
Treasury stock	(79,045)	(63,664)
Additional paid-in capital	262,507	258,783
Accumulated other comprehensive income	3,695	3,542
Retained earnings	90,789	74,361

Total Masimo Corporation stockholders’ equity	278,003	273,079
Noncontrolling interest	2,564	2,589

Total equity	280,567	275,668

Total liabilities and equity	$387,827	$375,946

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited) (in thousands, except per share amounts)

	Three Months Ended
	March 30, 2013	March 31, 2012
Revenue:
Product	$128,635	$112,219
Royalty	7,307	7,009

Total revenue	135,942	119,228
Cost of goods sold	46,361	39,923

Gross profit	89,581	79,305
Operating expenses:
Selling, general and administrative	52,273	46,472
Research and development	14,167	10,505

Total operating expenses	66,440	56,977

Operating income	23,141	22,328
Non-operating expense	(2,326)	(582)

Income before provision for income taxes	20,815	21,746
Provision for income taxes	4,413	5,980

Net income including noncontrolling interest	16,402	15,766
Net loss attributable to the noncontrolling interest	26	8

Net income attributable to Masimo Corporation stockholders	$16,428	$15,774

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.29	$0.27

Diluted	$0.28	$0.27

Weighted average shares used in per share calculations:
Basic	57,240	58,178

Diluted	58,011	59,142

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) (in thousands)

	Three Months Ended
	March 30, 2013	March 31, 2012
Cash flows from operating activities:
Net income including noncontrolling interest	$16,402	$15,766
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Depreciation and amortization	2,783	1,760
Share-based compensation	3,413	3,804
Loss on disposal of property and equipment	78	—
Provision (benefit) for doubtful accounts	142	(217)
Provision for obsolete inventory	165	471
Provision for warranty costs	777	619
Income tax benefit from exercise of stock options granted prior to January 1, 2006	12	56
Excess tax deficit from share-based compensation arrangements	164	167
Changes in operating assets and liabilities:
Increase in accounts receivable	(72)	(3,496)
Increase in royalties receivable	(70)	(183)
Increase in inventories	(1,274)	(1,930)
(Increase) decrease in deferred cost of goods sold	(2,741)	1,119
Decrease in prepaid expenses	1,067	3,031
(Increase) decrease in other assets	1,128	(2,090)
Increase in accounts payable	3,874	1,268
Decrease in accrued compensation	(3,405)	(2,198)
Increase (decrease) in accrued liabilities	(436)	170
Increase in income taxes payable	1,779	4,141
Increase in deferred revenue	1,102	683
Increase in other liabilities	213	307

Net cash provided by operating activities	25,101	23,248

Cash flows from investing activities:
Purchases of property and equipment	(1,839)	(1,913)
Increase in intangible assets	(1,107)	(525)
Cash paid for acquisitions	—	(7,176)

Net cash used in investing activities	(2,946)	(9,614)

Cash flows from financing activities:
Repayments of capital lease obligations	(84)	(12)
Proceeds from issuance of common stock	463	275
Excess tax deficit from share-based compensation arrangements	(164)	(167)
Repurchases of common stock	(12,431)	(14,366)

Net cash used in financing activities	(12,216)	(14,270)

Effect of foreign currency exchange rates on cash	82	(398)

Net increase (decrease) in cash and cash equivalents	10,021	(1,034)
Cash and cash equivalents at beginning of period	71,554	129,882

Cash and cash equivalents at end of period	$81,575	$128,848